Exhibit 99.1

Gerber Scientific Names Michael Elia as New Chief Financial Officer

SOUTH WINDSOR, CT - March 24, 2008 - Gerber Scientific, Inc. (NYSE: GRB), a worldwide leader in integrated automation solutions, announced today that Michael R. Elia has been appointed to the position of Executive Vice President and Chief Financial Officer of the Company, effective April 15, 2008.

"Mike brings tremendous talent and experience to Gerber Scientific and we are delighted to have him join our senior management team," said Marc T. Giles, President and Chief Executive Officer of Gerber Scientific, Inc. "With his extensive background in global technology and manufacturing companies, Mike will be an important contributor right from the start," Giles added.

Elia most recently served as Chief Financial Officer of The Frank Gates Companies, Inc., a specialty service provider for the insured and alternative risk marketplace. Before that position, he was Senior Vice President and CFO of FastenTech, Inc., a global producer of engineered components and specialty fasteners, where he led their M&A activity, in addition to his finance responsibility.

Previously, Elia had been CFO of Insilco Holding Company, a diversified manufacturer of electronic and telecommunications products; and was also CFO of Jordan Telecommunications Products, Inc., a global manufacturer of communication infrastructure products and electronic components.

Elia is a Certified Public Accountant and holds a Bachelor of Science Degree in Financial Accounting from the University of New Haven and a Master's Degree in Business Administration from Duke University.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, ophthalmic lens processing, and print and packaging industries. Headquartered in South Windsor, Connecticut, the company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:
In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Annual Report on Form 10-K for the year ended April 30, 2007, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company expressly disclaims any obligation to update or revise any forward-looking statements contained in this release, except as required by law.